Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the common stock, par value $0.0001 per share, of Atlas Technical Consultants, Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of October 8, 2020.

AVS HOLDING SERVICES INC.

By:	/s/ Patrick Lowry
Name:	Patrick Lowry
Title:	Director

PATRICK LOWRY

By:	/s/ Patrick Lowry
Name:	Patrick Lowry